Exhibit 4.7

THIS SETTLEMENT AGREEMENT is made on 24 February 2005

B E T W E E N:

(1)           THALES SA, a French société anonyme having its registered office at 45 rue de Villiers, Neuilly sur Seine (92200) (“Thales”); and

(2)           NICE SYSTEMS LTD. an Israeli company having its registered office at 8 Hapnina Street, Ra’anana, 43107 Israel (“Nice”); and

(3)           NICE CTI SYSTEMS UK LIMITED (a company incorporated in England and Wales with registered number 03403044) whose registered office is at Tollbar House, Tollbar Way, Hedge End, Southampton, Hampshire SO30 2ZP; and

(4)           NICE SYSTEMS SARL, a French société a responsabilité limitée  having its registered office at 110/112 boulevard Jeans Jaures, 92100, Boulogne Billancourt,  France; and

(5)           NICE SYSTEMS GMBH (a German company) whose registered office is at Lyonerstrasse 44-48, Frankfurt 60528, Germany; and

(6)           NICE SYSTEMS INC. (a company incorporated under the laws of the State of Delaware , USA), whose principal place of business is at 301 Route 17 North, Rutherford, New Jersey 07070; (together “the Subsidiaries”).

WHEREAS:

A            Thales, Nice and the Subsidiaries signed a Sale and Purchase Agreement on 30 July 2002 in connection with the acquisition by Nice of certain assets and liabilities of Thales Contact Solutions Limited, Thales Contact Solutions S.A. Thales Contact Solutions GmbH and Thales Contact Solutions Inc. (the “SPA”).

B             The SPA contained various price adjustment mechanisms and indemnities related to the assets sold to Nice.

C             On 8 September 2004, Nice notified claims to Thales pursuant to Clause 15 (“Debts and Accounts Receivable”), Clause 16 (“Inventory”), and Clause 18 (“Instem Manufacturing Agreement”) of the SPA (the “Claims”).

D             Nice, Thales and the Subsidiaries have agreed the following terms of settlement in respect of the price adjustment mechanisms under the SPA and, in particular, in respect of any and all claims which Nice and the Subsidiaries may have against Thales howsoever and whensoever arising out of Clauses 15, 16 and 18.

IT IS AGREED as follows:

1.                      In this Settlement Agreement, save where the context otherwise requires:

1.1.                   words and expressions defined in the SPA shall have the same meanings in this Settlement Agreement;

1.2.                   words in the singular shall include the plural, and vice versa;

1.3.                   except if provided differently in this Settlement Agreement a reference to a clause or sub-clause shall be a reference to a clause or sub-clause (as the case may be) of the Settlement Agreement;

1.4.                   the headings in this Settlement Agreement are for convenience only and shall not affect the interpretation of any provision of this Settlement Agreement;

1.5.                   references to a “Party” or the “Parties” are to a party or the parties to this Settlement Agreement;

1.6.                   references to the SPA shall include any amendment thereto entered into between the Parties.

2.                      SETTLEMENT

2.1.                   In consideration of:

2.1.1.                the payment by Thales to Nice of the sum of USD 2,130,000 (two million one hundred thirty thousand United States dollars); and

2.1.2.                the payment by Thales ATM, or failing that by Thales, to Nice of €89,399.40 (eighty nine thousand three hundred ninety nine point forty euros) in respect of an invoice numbered “90201” due by Thales ATM to Nice;

2.1.3.                Thales’ agreement that Nice and the Subsidiaries may retain the benefit of the Accounts Receivable and the Inventory and need not account to it by way of reassignment of Accounts Receivable or the return of Unsold Inventory as otherwise required by Clauses 15 and 16 of the SPA respectively or at all,

Nice and the Subsidiaries agree that:

2.1.4.                such payments are in full and final settlement of the Claims and (except as provided at clause 2.2) hereby release Thales and its subsidiaries from all and any actual or potential claims or complaints of whatsoever nature, howsoever and whensoever arising, whether known or unknown, that any of them and/or any parent, subsidiary, associated or group company of any of them (and/or their respective employees and/or officers and/or former employees and/or former officers) has or may have against Thales or any of its subsidiaries which have arisen or may arise out of, or which are connected with the price adjustment mechanisms under the SPA and, in particular, in respect of any and all claims which Nice may have against Thales and/or any of its subsidiaries howsoever and whensoever arising out of Clauses 15, 16 and 18 of the SPA; and

2.1.5.                such payments are in full and final settlement of all Accounts Receivable and other amounts owed by Thales and its subsidiaries in respect of goods and/or services supplied to any of them by the TCS Group as at or prior to the Completion Date and hereby release Thales and its subsidiaries from all and any actual or potential claims or complaints of whatsoever nature, howsoever and whensoever arising, whether known or unknown, that any of them may have against Thales and/or any of its subsidiaries howsoever and whensoever arising in respect of such supplies, save in respect of the payment required under clause 2.1.2 above.

2.2.                   Nothing in this Settlement Agreement shall operate to settle, waive, compromise or in anyway prejudice any right of Nice and/or the Subsidiaries with respect to any existing and/or potential claim or claims arising pursuant to the SPA which are not connected with the price adjustment mechanisms and/or Clauses 15, 16 and 18 of the SPA, including, without limitation, claims pursuant to Clauses 3 (Business Properties), 6 (Liabilities to be Assumed), 11 (Indemnities), 14 (Employment), 17 (Warranty Work and Additional Services), 20 (Insurance Claims), 22 (Warranties and Limitation of Liability) and 25 (Pensions), howsoever and whensoever arising.

2.3.                   This Settlement Agreement may be signed in counterpart copies and Nice agrees to fax a copy of this Settlement Agreement, executed respectively by an officer with the necessary authority to Thales (fax number: +33 1 57 77 84 77 for the attention of: Olivier MAS) by 10am London time on         February 2005. Thales agrees to fax a copy of this Agreement, executed by an officer with the necessary authority, to Nice (fax number:+44 8707 22 4042, for the attention of: John MALINS) by 10am London time on         February 2005.

2.4.                   After Thales and Nice have confirmed receipt of the faxes mentioned above by telephone (Thales to telephone John MALINS at Nice on +44 8707 22 4042),

2.4.1.                Thales shall pay to Nice the sum at clause 2.1.1 above within five business days of the signature of this Settlement Agreement, and

2.4.2.                Thales ATM, or failing that Thales, shall pay to Nice the sum at clause 2.1.2 above, within sixty calendar days of the signature of this Settlement Agreement.

2.5.                   Nice agrees to forward the original of the Agreement faxed to Thales, to Thales (for the attention of: Olivier MAS, Thales SA, 45 rue de Villiers – 92200 Neuilly sur Seine). Thales agrees to forward the original signed Agreement faxed to Nice, to Nice (for the attention of: Stephen DUNNE, NICE CTI Systems UK Limited, Tollbar House, Tollbar Way, Hedge End, Southampton, Hampshire SO30 2ZP).

2.6.                   Thales shall make the payment at clause 2.1.1 to:

Nice Systems Limited

CITIBANK (TEL AVIV)

SWIFT CODE: _CITIILIT

Account Number: 500079029 (through ac. No. 36154271 of Citibank Tel Aviv with Citibank New York (citius33).

2.7.                   Thales ATM or alternatively Thales shall make the payment at clause 2.1.2 to:

Nice Systems SARL

CITIBANK

SWIFT CODE: CTIFRPP IBAN:FR76 1168 9007 0000 6550 6300 522

Account Number: 655063005-22.

2.8.                   If payment of any sum due to be paid under this Settlement Agreement is not made by Thales or, as the case may be, Thales ATM, on or before the due date for payment then interest shall accrue on the amount outstanding for the period from the due date to the date of actual payment at the rate of 3% above the base rate of Barclays Bank plc computed on a daily basis until and including the date of payment.

3.                      CONFIDENTIALITY

3.1.                   The terms of this Settlement Agreement and all facts and matters relating to its subject-matter (including the nature and details of the claims and events leading up to them, all pleadings, documents, evidence submitted and the negotiations which have led up to this Settlement Agreement) are confidential and the Parties whether by their directors or officers, servants, agents or otherwise, agree to keep the terms of this

Settlement Agreement and all facts and matters relating to its subject-matter (including the nature and details of the claims and events leading up to them, all documents, evidence submitted and the negotiations which have led up to this Settlement Agreement) confidential and agree not to disclose the contents of the Settlement Agreement (or related facts and matters) to any third party other than their professional legal advisers and accountants, save to the extent that such disclosure is required by law or regulation to which a Party is subject or for the purposes of enforcing this Settlement Agreement or is permitted by a prior written agreement of the Parties to this Settlement Agreement such agreement not to be unreasonably withheld.

3.2.                   For the avoidance of doubt, nothing in this Settlement Agreement shall prevent any Party or any parent, subsidiary, associated or group company of any Party disclosing these terms of settlement in connection with any disposal of a Party and/or any parent, subsidiary, associated or group company of any Party providing that any third party to whom disclosure is made has previously agreed in writing to treat such disclosure as confidential as set out at paragraph 3.1 above.

4.     MISCELLANEOUS

4.1           This Settlement Agreement shall be binding on and enure for the benefit of the successors and permitted assigns of the Parties.

4.2           The benefit of this Settlement Agreement may not be assigned by any Party without the prior written consent of the others.

4.3           This Settlement Agreement constitutes the entire agreement between the Parties in relation to the subject matter of this Settlement Agreement.  Each Party acknowledges and confirms that in entering into this Settlement Agreement it is not relying upon any statement or representation made by or on behalf of any of the other Parties, whether or not in writing, at any time prior to the execution of this Settlement Agreement, which is not expressly set out herein. Each of the Parties expressly agrees that it will not have any right of action in relation to any statement or representation, whether oral or written, made by or on behalf of any other Party in the course of any negotiations which preceded the execution hereof, unless such statements or representations were made fraudulently. This Settlement Agreement may be varied or modified only by the written agreement of the Parties.

5.     SEVERABILITY

If any provision of this Settlement Agreement shall be held to be illegal or unenforceable, whether in whole or in part in relation to any of the Parties to the Settlement Agreement, the validity and enforceability of the remainder of the Settlement Agreement, or its validity or enforceability as against other parties, shall not be affected.

6.     COSTS

Each Party will bear its own legal costs arising to date, including any costs arising out of the negotiation and execution of this Settlement Agreement.

7.     NOTICES

7.1           A notice, approval, consent or other communication in connection with this Settlement Agreement must:

7.1.1        be in writing;

7.1.2        in the case of Thales be marked for the attention of Mr Olivier MAS and left at the following address:

THALES S.A. 45 rue de Villiers 92200 Neuilly sur Seine ;

7.1.3        in the case of Nice and/or the Subsidiaries be marked for the attention of Mr Stephen DUNNE, and left at the following address:

NICE CTI Systems UK Limited, Tollbar House, Tollbar Way, Hedge End, Southampton, Hampshire SO30 2ZP.

7.2.         A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with sub-clause 7.3) unless a later time is specified in it.

7.3.         A letter is deemed to be received, unless actually received earlier, on the seventh day after posting.

8.     GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

8.1           This Settlement Agreement shall be governed by and construed in accordance with English law.

8.2.         In relation to any disputes arising out of or in connection with this Settlement Agreement, the Parties shall first use all reasonable endeavours to resolve amicably such matters between them.  Failing such resolution, such disputes shall be finally settled in the courts of England.

8.3.         Each Party agrees that, without preventing any other mode of service, any document in an action may be served on any Party by being delivered to or left for that Party at the address as provided in the paragraph headed “Notices” above.

IN WITNESS of which the Parties have executed this Settlement Agreement on the date first mentioned above

SIGNED on behalf of

THALES-SA

In the presence of:

SIGNED on behalf of

NICE SYSTEMS LTD

In the presence of:

SIGNED on behalf of

NICE CTI SYSTEMS UK LIMITED

In the presence of:

SIGNED on behalf of

NICE SYSTEMS SARL,

In the presence of:

SIGNED on behalf of

NICE SYSTEMS GMBH

In the presence of:

SIGNED on behalf of

NICE SYSTEMS INC.

In the presence of: